Exhibit 99.1
ABERCROMBIE & FITCH REPORTS SECOND QUARTER RESULTS
BOARD OF DIRECTORS DECLARES QUARTERLY DIVIDEND OF $0.175
New Albany, Ohio, August 14, 2009: Abercrombie & Fitch Co. (NYSE: ANF) today reported unaudited second quarter results which reflected a net loss of $26.7 million and a net loss per basic and diluted share of $0.30 for the thirteen weeks ended August 1, 2009, compared to net income of $77.8 million and net income per diluted share of $0.87 for the thirteen weeks ended August 2, 2008.
The unaudited results also reflect a loss before income taxes of $19.8 million for the thirteen weeks ended August 1, 2009, which includes pre-tax charges of $24.4 million associated with the closure of Ruehl operations and related store asset impairment charges as further described below.
Second Quarter Sales Highlights
•	Total Company net sales decreased 23% to $648.5 million; comparable store sales decreased 30%

•	Total Company direct-to-consumer net sales decreased 13% to $48.7 million

•	Abercrombie & Fitch net sales of $285.3 million; Abercrombie & Fitch comparable store sales decreased 27%

•	abercrombie net sales of $71.5 million; abercrombie comparable store sales decreased 29%

•	Hollister Co. net sales of $274.3 million; Hollister Co. comparable store sales decreased 33%

•	RUEHL net sales of $11.2 million; RUEHL comparable store sales decreased 31%
Mike Jeffries, Chief Executive Officer and Chairman of the Board of Abercrombie & Fitch Co., said:
“We continued to be confronted with very challenging conditions during the second quarter. We believe we are doing the right things to address those challenges and improve our domestic business. In the meantime, we remain very encouraged by our prospects for international growth.”
Second Quarter 2009 Financial Results
Net sales for the thirteen weeks ended August 1, 2009 decreased 23% to $648.5 million from $845.8 million for the thirteen weeks ended August 2, 2008. Total Company direct-to-consumer net sales decreased 13% to $48.7 million for the thirteen week period ended August 1, 2009, compared to the thirteen week period ended August 2, 2008. Total Company second quarter comparable store sales decreased 30%.
The gross profit rate for the quarter was 66.5%, 360 basis points lower than last year’s second quarter gross profit rate. The decrease in gross profit rate was primarily attributable to a higher markdown rate for the second quarter this year compared to the second quarter last year.
Stores and distribution expense, as a percentage of sales, increased to 56.6% from 42.6%. Although the Company was able to achieve savings in store payroll, direct-to-consumer and other variable expenses, the reduction in those expenses was less than the rate of the sales decline and not enough to offset increases in rent, depreciation and other occupancy costs, as well as $23.0 million of net lease termination related costs associated with the exit of Ruehl. Stores and distribution expense for the second quarter also included Ruehl store asset impairment charges of $0.8 million.
Marketing, general and administrative expense for the second quarter was $88.7 million compared to $109.0 million during the same period last year. The reduction in marketing, general and administrative expense includes savings related to employee compensation and benefits, travel, outside services and marketing. Marketing, general and administrative expense for the quarter included $0.6 million of severance charges associated with the exit of Ruehl.
Operating loss for the second quarter was $21.5 million, inclusive of $23.6 million pre-tax charges associated with the exit of Ruehl and $0.8 million related store asset impairment charges.
Net interest income for the second quarter was $1.8 million, flat compared to the same period last year.
Loss before income taxes for the second quarter was $19.8 million, inclusive of $24.4 million pre-tax charges associated with the exit of Ruehl and related store asset impairment charges.
Income tax expense for the second quarter was $7.0 million, which was comprised of $11.5 million of expense related to a true-up of the first quarter income tax provision and $4.5 million of benefit associated with the second quarter loss before income taxes. The income tax true-up, as calculated in accordance with Financial Accounting Standards Interpretation No. 18, “Accounting for Taxes in Interim Periods,” was the result of a reduction of the estimated annual effective tax rate as determined in the second quarter. The lower projected rate is primarily due to a higher proportion of projected income before income taxes coming from international operations with a lower overall effective rate, and a lower proportion of projected income before income taxes coming from domestic operations, partially resulting from the second quarter charges associated with the closure of Ruehl.
The Company ended the second quarter with $366.5 million in cash and cash equivalents, and outstanding debt and letters of credit of $79.6 million. During the quarter, the Company repaid US dollar denominated borrowings of $100 million outstanding under the credit agreement and, separately, drew down approximately $37 million in foreign currency denominated borrowings to fund international lease and capital expenditure commitments.
Ruehl Update
As previously announced, on June 16, 2009 the Board of Directors approved the closure of the Company’s 29 Ruehl branded stores and related direct-to-consumer operations. The Company anticipates the closure will be substantially complete by the end of the current fiscal year.
The Company continues to expect that it will incur aggregate incremental net pre-tax charges to exit Ruehl of approximately $65 million, of which the Company incurred $23.6 million in the second quarter. The estimate of total charges is based on a number of significant assumptions and could change materially. The remaining charges are expected to be substantially recognized during the remaining two quarters of Fiscal 2009 in accordance with applicable accounting standards.
In addition to the $23.6 million exit costs, the Company incurred store asset impairment charges related to Ruehl of $50.7 million and $0.8 million in the first and second quarters of Fiscal 2009, respectively.
The unaudited results for the quarter also include the operating results for Ruehl as summarized in the table accompanying the financial statements included with this release.

Other Developments
During the quarter, the Company opened the first Epic Hollister flagship store, in New York, as well as two Hollister mall-based stores in the United Kingdom and one domestic abercrombie store.
The Company remains on track to open three international flagship stores in Fiscal 2009 including Abercrombie & Fitch and abercrombie in Milan and Abercrombie & Fitch in Tokyo.
Internationally, the Company remains on track to open ten mall-based stores in Fiscal 2009, including one abercrombie store in Canada and seven Hollister stores in the United Kingdom. The Company also expects to open one Hollister mall-based store in Germany and one in Italy.
Domestically, the Company plans to open nine mall-based stores in Fiscal 2009, including two abercrombie stores, four Hollister stores, one Gilly Hicks store and two outlet stores.
The Company now expects total capital expenditures for Fiscal 2009 to be approximately $185 million, including approximately $140 million related to new stores, store refreshes and remodels, and approximately $45 million related to information technology, distribution center and other home office projects. The reduction in capital expenditures from the previously announced estimate of $200 million is primarily a result of lower than expected construction costs related to Fiscal 2009 store openings as well as the reduction and postponement of non-essential projects related to existing stores.
The Board of Directors declared a quarterly cash dividend of $0.175 per share on the Class A Common Stock of Abercrombie & Fitch Co. payable on September 15, 2009 to shareholders of record at the close of business on August 28, 2009.
At quarter end, the Company operated 350 Abercrombie & Fitch stores, 210 abercrombie stores, 510 Hollister Co. stores, 29 RUEHL stores and 16 Gilly Hicks stores in the United States. The Company also operated three Abercrombie & Fitch stores, three abercrombie stores and five Hollister Co. stores in Canada, and one Abercrombie & Fitch store and five Hollister Co. stores in the United Kingdom. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com, www.RUEHL.com and www.gillyhicks.com.
Today at 8:30 AM, Eastern Time, the Company will conduct a conference call. Management will discuss the Company’s performance, its plans for the future and will accept questions from participants. To listen to the live conference call, dial (888) 208-1507 or internationally at (913) 312-1522. To listen via the Internet, go to www.abercrombie.com, select the Investors page and scroll through the Calendar of Events. Replays of the call will be available shortly after its completion. The audio replay can be accessed for two weeks following the reporting date by calling (888) 203-1112 or internationally at (719) 457-0820 followed by the conference ID number 4106450; or for 12 months by visiting the Company’s website at www.abercrombie.com.
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For further information, call:	Eric Cerny Manager, Investor Relations (614) 283-6385
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. The following factors, in addition to those included in the disclosure under the heading “ FORWARD-LOOKING STATEMENTS AND RISK FACTORS” in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009, in some cases have affected and in the future could affect the Company’s financial performance and could cause actual results for the 2009 fiscal year and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: current financial crisis and general economic conditions; changes in consumer spending patterns and consumer preferences; the effects of political and economic events and conditions domestically and in foreign jurisdictions in which the Company operates, including, but not limited to, acts of terrorism or war; the impact of competition and pricing; changes in weather patterns; postal rate increases and changes; paper and printing costs; market price of key raw materials; ability to source product from its global supplier base; political stability; currency and exchange risks and changes in existing or potential duties, tariffs or quotas; availability of suitable store locations at appropriate terms; ability to develop new merchandise; ability to hire, train and retain associates; estimates of expenses which the Company may incur in connection with the closure of the Ruehl stores and related direct-to-consumer operations; and the outcome of pending litigation. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included in this Press Release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other person, that the objectives of the Company will be achieved. The forward-looking statements herein are based on information presently available to the management of the Company. Except as may be required by applicable law, the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.
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Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(Unaudited)
Thirteen Weeks Ended August 1, 2009 and Thirteen Weeks Ended August 2, 2008
(in thousands, except per share data)

	ACTUAL		ACTUAL
	2009	% of Sales	2008	% of Sales

Net Sales	$648,459	100.0%	$845,799	100.0%

Cost of Goods Sold	217,456	33.5%	252,830	29.9%

Gross Profit	431,003	66.5%	592,969	70.1%

Total Stores and Distribution Expense	367,199	56.6%	360,719	42.6%

Total Marketing, General and Administrative Expense	88,671	13.7%	109,024	12.9%

Other Operating Income, Net	(3,333)	-0.5%	(754)	-0.1%

Operating (Loss) Income	(21,534)	-3.3%	123,980	14.7%

Interest Income, Net	(1,778)	-0.3%	(1,757)	-0.2%

(Loss) Income Before Income Taxes	(19,756)	-3.0%	125,737	14.9%

Income Tax Expense	6,991	1.1%	47,905	5.7%

Net (Loss) Income	($26,747)	-4.1%	$77,832	9.2%

Net (Loss) Income Per Share:
Basic	($0.30)		$0.90
Diluted	($0.30)		$0.87

Weighted-Average Shares Outstanding:
Basic	87,878		86,842
Diluted	87,878		89,963

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(Unaudited)
Twenty-Six Weeks Ended August 1, 2009 and Twenty-Six Weeks Ended August 2, 2008
(in thousands, except per share data)

	ACTUAL		ACTUAL
	2009	% of Sales	2008	% of Sales

Net Sales	$1,260,595	100.0%	$1,645,977	100.0%

Cost of Goods Sold	441,908	35.1%	518,842	31.5%

Gross Profit	818,687	64.9%	1,127,135	68.5%

Total Stores and Distribution Expense	756,798	60.0%	702,507	42.7%

Total Marketing, General and Administrative Expense	181,208	14.4%	213,722	13.0%

Other Operating Income, Net	(4,668)	-0.4%	(3,695)	-0.2%

Operating (Loss) Income	(114,651)	-9.1%	214,601	13.0%

Interest Income, Net	(3,152)	-0.3%	(9,403)	-0.6%

(Loss) Income Before Income Taxes	(111,499)	-8.8%	224,004	13.6%

Income Tax (Benefit) Expense	(25,512)	-2.0%	84,056	5.1%

Net (Loss) Income	($85,987)	-6.8%	$139,948	8.5%

Net (Loss) Income Per Share:
Basic	($0.98)		$1.62
Diluted	($0.98)		$1.55

Weighted-Average Shares Outstanding:
Basic	87,788		86,588
Diluted	87,788		90,051

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)

	(Unaudited)
	August 1, 2009	January 31, 2009

ASSETS

Current Assets
Cash and Equivalents	$366,484	$522,122
Marketable Securities	59,698	—
Receivables	67,161	53,110
Inventories	325,596	372,422
Deferred Income Taxes	50,654	43,408
Other Current Assets	111,631	93,763

Total Current Assets	981,224	1,084,825

Property and Equipment, Net	1,344,175	1,398,655

Marketable Securities	143,731	229,081

Other Assets	170,028	135,620

TOTAL ASSETS	$2,639,158	$2,848,181

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts Payable and Outstanding Checks	$157,040	$149,753
Accrued Expenses	232,049	241,231
Deferred Lease Credits	45,787	42,358
Income Taxes Payable	1,412	16,455
Other Current Liabilities	4,820	—

Total Current Liabilities	441,108	449,797

Long-Term Liabilities
Deferred Income Taxes	12,698	34,085
Deferred Lease Credits	200,324	211,978
Debt	36,730	100,000
Other Liabilities	207,040	206,743

Total Long-Term Liabilities	456,792	552,806

Total Shareholders’ Equity	1,741,258	1,845,578

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,639,158	$2,848,181

Abercrombie & Fitch Co.
Ruehl Operating Results (1)
(Unaudited)
(in thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1, 2009	August 2, 2008	August 1, 2009	August 2, 2008

NET SALES	$11,237	$12,501	$21,644	$25,540
Cost of Goods Sold	4,750	5,079	8,926	10,685

GROSS PROFIT	6,487	7,422	12,718	14,855
Stores and Distribution Expense(2)	34,904	12,691	94,193	24,724
Marketing, General and Administrative Expense(3)	2,005	3,601	8,196	7,313
Other Operating Income, Net	—	(10)	(11)	(41)

OPERATING LOSS	(30,422)	(8,860)	(89,660)	(17,141)

(1)	The results include Ruehl store and direct-to-consumer operating results and home office and other costs directly attributable to Ruehl operations.

(2)	Stores and Distribution Expense includes non-cash pre-tax asset impairment charges of approximately $0.8 million and $48.5 million during the thirteen and twenty-six weeks ended August 1, 2009, respectively. Stores and Distribution Expense also includes net lease termination related charges of approximately $23.0 million during the thirteen and twenty-six weeks ended August 1, 2009.

(3)	Marketing, General and Administrative Expense includes non-cash pre-tax asset impairment charges of approximately $3.0 million during the twenty-six weeks ended August 1, 2009. Marketing, General and Administrative Expense also includes severance charges of approximately $0.6 million during the thirteen and twenty-six weeks ended August 1, 2009.